SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT AGREEMENT

    THIS SUPPLEMENTAL EXECUTIVE BENEFIT AGREEMENT (the “Agreement”) 23rd day of February 2004, between HARLEYSVILLE MANAGEMENT SERVICES, LLC (herein called the "Company") a corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438; and MICHAEL B. HIGH (herein called the "Employee"), an individual residing at 360 Colonial Avenue, Collegeville, Pennsylvania 19426.

W I T N E S S E T H:

    WHEREAS, Michael B. High is employed by the Company as its Executive Vice President and Chief Financial Officer and as such is making a significant contribution to the Company's effective operations and profitability; and

    WHEREAS, the Company desires to retain the Employee's services and to provide a financial incentive for the Employee to continue employment and to continue making significant contributions to the success of the Company;

    WHEREAS, the Company has determined that the entire compensation package for the Employee is reasonable compensation within the meaning of Section 39(c) of the Federal Deposit Insurance Act;

    NOW, THEREFORE, for and in consideration of the premises hereof and the mutual promises and agreements contained herein, and intending to be legally bound hereby, the Company and the Employee agree as follows:

1.  Continuation of Employment. The Employee shall continue employment with the Company on the same terms and conditions as before this Agreement. This is not a contract of employment and shall not be construed to modify Employee's employment relationship with the Company or provide any other benefits related to employment, except as specifically provided for herein.

2.   Benefits. The benefits to be paid as deferred compensation pursuant to this Agreement are as follows:

(a)  Retirement From Employment by the Company at or After Age 65. If the Employee retires from employment with the Company on or after his or her sixty-fifth (65th) birthday, in addition to any other retirement benefits to which Employee may be entitled whether from the Company or otherwise, each month the Company shall pay to him or her a supplemental retirement income equal to his or her “Monthly Retirement Benefit” as defined below. Said supplemental retirement income shall be payable in monthly installments commencing the first day of the first month after the effective date of the Employee’s said retirement, and continuing the first day of each month thereafter so long as Employee shall live. Notwithstanding the foregoing to the contrary, the Company is obligated hereunder to make a minimum of One Hundred Twenty (120) such monthly retirement income payments. If Employee dies before receiving said minimum number of monthly payments, the remaining payments shall be made to the Employee’s Beneficiary as defined below.

1

(b)  Death Before Retirement and While Employed by the Company. If Employee dies while employed by the Company and before the Employee retires from employment with the Company at or after age 65, in addition to any other death benefits to which Employee or his or her beneficiaries may be entitled whether from the Company or otherwise, the Company shall pay the Monthly Death Benefit (as defined below) to the Employee’s Beneficiary (as defined below) monthly starting with the first day of the month immediately following Employee’s death, and continuing until the first day of the month in which the Employee would have reached age 65. Notwithstanding the foregoing to the contrary, the Company is obligated hereunder to make a minimum of One Hundred Twenty (120) such monthly death benefit payments.

(c)  Definition of Monthly Retirement Benefit. For purposes of this Agreement, the Employee’s “Monthly Retirement Benefit” shall be equal to the Employee’s Accrued Benefit Percent (defined below) times his or her Average Monthly Compensation (defined below) less the following offsets:

(1)  Social Security Offset: One half (1/2) the employee’s monthly social security retirement income calculated as of the first day of the first month after his or her retirement from employment with the Company for purposes of item 2(a), above;

(2)  Defined Benefit Pension Offset: The employee’s monthly retirement income from the Company’s defined benefit pension plan; and

(3)  401(k) Offset: The employee’s projected monthly retirement income derived from the Company’s matching contributions to employee’s individual account in the Company’s section 401(k) plan for calendar years 1996 and later, calculated using actuarial assumptions that are consistent with the Company’s defined benefit pension plan calculations especially with regard to use of an assumed pre-retirement earnings rate to project an account balance at retirement and an annuity purchase rate to project the employee’s monthly retirement income from said account balance.

(d)  Definition of Monthly Death Benefit. For purposes of this Agreement, the Employee’s “Monthly Death Benefit” shall be equal to:

2

(1)  One Hundred Percent (100%) of the Employee’s Average Monthly Compensation (defined below) for each of the first twelve (12) monthly death benefit payments hereunder.

(2)  Thirty-five percent (35%) of the Employee’s Average Monthly Compensation (defined below) for all other monthly death benefit payments hereunder.

(e)  Definition of Accrued Benefit Percent: The Employee’s “Accrued Benefit Percent” shall be equal to the maximum of thirty-five (35%) percent at an accrued rate of 3.5% per year to begin on the effective date of Employee’s employment of the Company, and Employee shall not be eligible for said benefits until after 5 years of employment with the Company.

(f)  Definition of Average Monthly Compensation. For purposes of calculating the Employee’s benefits under this Agreement, the Employee’s Average Monthly Compensation shall be an amount equal to One Sixtieth (1/60) of the Employee’s total annual compensation (including salary, overtime and bonus) from the Company for each of Employee’s last Five (5) consecutive full calendar years of employment with the Company immediately preceding:

(1)  his or her retirement at or after age 65 in the case of calculating retirement benefits under this Agreement; or

(2)  his or her death in the case of calculating death benefits under this Agreement, provided however if Employee’s death occurs within five (5) years of the Effective date of this Agreement, the actual number of months employed shall be used to calculate the Average Monthly Compensation.

(g)  Beneficiary. The beneficiary referred to in this Agreement shall be the Employee's surviving spouse, and if none, then the Employee's surviving issue per stirpes, and if none then the Employee's estate.

       (h) Pre Retirement Age Benefit. Assuming Employee has been employed with company for five (5) years and his employment is terminated prior to Employee reaching the age of 65, at age 65, Employee shall receive a Monthly accrued % Retirement Benefit as described under Section 2(e). In the event Employee is eligible to receive a benefit under Section 5, benefits under this Subsection (h) shall not be paid.

3.   Life Insurance. If the Company decides to purchase insurance on the Employee's life as keyperson life insurance, or for any other business purpose, Employee agrees to cooperate fully in completing the appropriate forms and providing information, including but not limited to medical testing, as may be required to obtain such coverage. Employee's cooperation in securing such coverage shall not be construed as giving Employee, the beneficiary or any other

3

person rights in or to the policy or policies. Notwithstanding any other provisions of this Agreement to the contrary, if the Company is a named beneficiary of any such aforesaid insurance on Employee’s life, and if the issuer of such policy denies payment of death benefits under such policy due to misrepresentation or other act or deed by the Employee, then the Company shall be excused from, and shall not have any liability for, any obligation it otherwise might have under this Agreement to pay the Monthly Death Benefit.

4.   Termination of Agreement. This Agreement shall terminate on the first to occur of the following:

(a)  Termination of Employee’s employment with the Company.

This Agreement shall terminate on occurrence of Employee’s termination of employment (excluding death) within the first five (5) years of employment with Company, except for in the event to a Change of Control or death, and the Company shall be excused from, and shall not have liability for, any obligation that it might otherwise have under this Agreement to pay benefits.

5.   Termination of Employment Following a Change in Control Deferred Vested Benefit Payable Upon Attainment of Age 65.

    (a)   Notwithstanding any provision of this Agreement to the contrary, if, during the twelve (12) month period following a Change in Control (as defined below), the employment of the Employee terminates prior to his or her attaining age 65 then the Employee shall be entitled to a deferred vested Monthly Retirement Benefit which shall be payable upon the Employee’s attainment of age 65 pursuant to the terms of item 2(a). No benefits shall be payable under this item 5 prior to the Employee’s attainment of age 65. For purposes of the calculation of the Employee’s Monthly Retirement Benefit, only compensation earned while employed by the Company shall be taken into consideration and Accrued Benefit Percent shall equal Thirty Five Percent (35%) .

    (b)   As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

        (i)   (A) a merger, consolidation or division involving Harleysville National Corporation (“HNC”) only (not the Bank), (B) a sale, exchange, transfer or other disposition of substantially all of the assets of HNC only (not the Bank), or (c) a purchase by HNC only (not the Bank) of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of HNC only (not the Bank) who are not interested in the transaction and (y) a

4

majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of HNC only (not the Bank); or

         (ii)   any other change in control of HNC only (not the Bank) similar in effect to any of the foregoing.

6.   Forfeiture of Benefits. The Company shall have no further obligation or liability hereunder to pay benefits to or for the benefit of the Employee or the Employee's beneficiary if the Employee fails to abide by any provision or perform any obligation of this Agreement.

 7.   No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, its shareholders, officers or directors, and the Employee, his beneficiary or any other person.

 8.   No Assignment. Neither Employee nor any beneficiary hereunder has any right to anticipate, transfer, pledge, convey, encumber or dispose of the right to receive payments under this Agreement, and those payments and the right to them are expressly declared to be nonassignable, nontransferable and not subject to seizure for the payment of any debt or judgment against the Employee or beneficiary hereunder. None of the benefits under this Agreement are transferable by operation of law if the Employee becomes insolvent or bankrupt. In the event of any attempted assignment or transfer of Employee's (or beneficiary's) rights under this Agreement, the Company will have no further obligation or liability under this Agreement.

 9.   Incapacity of Payee. If the board of directors of the Company (the “Board”) shall find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness, accident or other mental or physical disability, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, brother or sister of said payee, or applied directly for the payee's benefit, without intervention of a guardian, or to any person deemed by the Board to have incurred expense for the payee hereunder. Any such payment shall be a complete discharge of the Company's obligations under this Agreement.

 10.   Board's Powers and Liabilities. The Board shall have full power and authority to interpret and administer this Agreement. The Board's interpretation of any provision or action taken under this Agreement, or the amount or recipient of any payment hereunder, shall be binding and conclusive on all persons

5

for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to the member's willful misconduct or bad faith.

 11.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, his or her heirs, executors and personal representatives.

 12.   Entire Agreement. This Agreement is the complete agreement of the parties hereto and supersedes all agreements previously made between the parties hereto relating to the subject matter hereof. No modification or amendment of this Agreement will be valid unless in writing and signed by the parties hereto.

 13.   Notice. Any notice required to be given hereunder shall be in writing and shall be effective when delivered personally, or when sent by certified mail, postage prepaid, addressed as follows. If to the Employee at its, his or her last known address; and if to the Company:

    Harleysville National Bank and Trust Company
    Robert L. Reilly, Senior Vice President/Human Resource Manager
    483 Main Street
    Harleysville, Pa. 19438

   14.   Headings. The headings used in this Agreement are for convenience of reference and shall not be construed to be a part of this Agreement.

   15.   Governing Law. This Agreement was made and entered into in the Commonwealth of Pennsylvania and it shall be construed in accordance with and governed by the laws of Pennsylvania.

   16.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   17.   Regulatory Limitations. In the event a payment is due pursuant to this Agreement and the Company is subject to 12 C.F.R. Part 359, the Company shall receive the prior written consent of the Federal Deposit Insurance Corporation prior to being obligated to making any payments or receive an opinion of the counsel that the payment is not subject to Part 359 restrictions. The Company shall, in good faith, request the prior written consent of the Federal Deposit Insurance Corporation in the event it does not receive the opinion of counsel.

6

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and its seal to be affixed by duly authorized individuals, and the Employee has hereunto set his or her hand and seal, as of the day and year first above written.

[Corporate Seal]                                "Company"
ATTEST:                                   Harleysville Management Services

/s/ JoAnn Bynon                                   By: /s/ Walter E. Daller Jr.
Secretary                                    Chairman of Board of Directors

                                          "Employee"
                                           By: /s/ Michael B. High
                                           Michael B. High

(Seal)